Exhibit 99.1

NYSE: MGG

Date:	July 27, 2006

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

MGG Announces Higher Quarterly Earnings

TULSA, Okla. – Magellan Midstream Holdings, L.P. (NYSE: MGG) today reported increased quarterly operating profit and net income. Second-quarter 2006 operating profit was $67.5 million compared to $48.5 million for second quarter 2005, representing a 39.2% increase. Net income increased to $12.9 million during second quarter 2006 from $4.5 million in the corresponding 2005 period, a 186.7% increase.

MGG owns the general partner interest and incentive distribution rights associated with Magellan Midstream Partners, L.P. (NYSE: MMP) and reports its financial results on a consolidated basis with the financial results of MMP. The partnership currently has no separate operating activities apart from those conducted by MMP, and its cash flow is derived solely from cash distributions received from MMP.

“The underlying assets that generate our earnings and cash flow delivered another quarter of record financial results,” said Don Wellendorf, chief executive officer. “We are pleased to have been able to reward our unitholders with an attractive distribution increase again this quarter.”

Operating profit increased between quarters primarily due to MMP’s sale of accumulated inventories related to its products blending business, higher petroleum products pipeline volumes and rates, record inland terminals volumes and the impact of higher commodity prices on MMP’s blending, fractionation and third-party supply activities. Profit also improved due to MMP’s expansion projects over the past year.

Minority interest expense, which represents limited partner interests in MMP that the partnership does not own, primarily increased between periods due to higher net income generated by MMP.

An analyst call with management regarding second-quarter 2006 financial results and 2006 outlook for the partnership and MMP is scheduled today at 1:30 p.m. Eastern. To participate, dial (800) 406-5356 and provide code 3744325. Investors also may listen to the call via the partnership’s web site at http://www.mgglp.com/investors/calendar.asp.

Audio replays of the conference call will be available from 4:30 p.m. Eastern today through midnight on Aug. 3. To access the replay, dial (888) 203-1112 and provide code 3744325. The replay also will be available at http://www.mgglp.com.

About Magellan Midstream Holdings, L.P.

Magellan Midstream Holdings, L.P. is a publicly traded partnership formed to own the general partner interest and 100% of the incentive distribution rights in Magellan Midstream Partners, L.P. (NYSE: MMP), which primarily transports, stores and distributes refined petroleum products. More information is available at http://www.mgglp.com.

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Portions of this document may constitute forward-looking statements as defined by federal law. Although management believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in the partnership’s filings with the Securities and Exchange Commission.